Callaway Golf Company Announces Significant Improvements In 2014 Fourth Quarter And Full Year Results; Callaway's Turnaround And Momentum Continue; Callaway Provides 2015 Guidance

- 2014 full year sales increased 5% to $887 million, compared to $843 million in 2013; income from operations increased to $31 million, compared to a loss of ($11) million in 2013; earnings per share increased to $0.20, compared to a loss per share of ($0.31) in 2013.

- 2014 fourth quarter sales increased 6% to $135 million, compared to $127 million in 2013; loss from operations improved to ($39) million compared to ($45) million in 2013; loss per share improved to a loss of ($0.54) compared to a loss of ($0.65) in 2013.

CARLSBAD, Calif., Jan. 29, 2015 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) today announced its 2014 full year and fourth quarter financial results. For the full year, despite challenging conditions that beset the golf industry for much of 2014, including unfavorable weather and changes in foreign currency exchange rates, Callaway returned to profitability for the first time since 2008.

Callaway reported full year sales growth of 5% for 2014 driven by growth in most major product categories (woods +8%; irons +12%; golf balls +4%; and accessories and other +2%) and growth in all geographic segments (United States +5%; Japan +3%; Europe +11%; Rest of Asia +7%; and Other foreign countries +1%). Additionally, income from operations improved significantly to $31 million compared to a loss of ($11) million in 2013 and fully diluted earnings per share increased to $0.20 compared to a loss of ($0.31) in 2013. This positive turnaround was driven by the increase in sales, improvements in gross margins of 310 basis points, and flat operating expenses, all of which more than offset an approximately $6 million increase in other expense due to a decrease in foreign currency contract gains. The 2014 results also benefitted from a $17 million decrease in pre-tax charges related to the cost reduction initiatives that were completed in 2013.

For the fourth quarter, 2014 sales were $135 million, an increase of 6% compared to last year due primarily to increased sales of woods (+21%), irons (+27%) and golf balls (+3%). The increase in woods and irons was led by a strategic change in product launch timing resulting in the fourth quarter release of the Big Bertha 815 family of woods and Big Bertha Beta Irons and Hybrids compared to no similar product launches in 2013. Although the Company generally reports a loss during the fourth quarter due to the seasonality of its business, this increase in sales, together with a 440 basis point improvement in gross margins, allowed the Company to reduce its net loss per share to ($0.54) compared to a net loss per share of ($0.65) last year. The 2014 results also benefitted from a $6 million decrease in pre-tax charges related to the cost reduction initiatives that were completed in 2013.

GAAP RESULTS

For the fourth quarter of 2014, the Company reported the following results, as compared to the same period in 2013:

Dollars in millions except per share amounts	2014	% of Sales	2013	% of Sales	Improvement/ (Decline)
Net Sales	$135	-	$127	-	$8
Gross Profit	$37	27%	$29	23%	$8
Operating Expenses	$76	57%	$75	59%	($1)
Operating Income/(Loss)	($39)	(29%)	($45)	(36%)	$6
Other Income/(Expense)	-	-	($3)	(3%)	$3
Net Income/(Loss)	($42)	(31%)	($49)	(39%)	$7
Earnings/(Loss) per share (Diluted)	($0.54)	-	($0.65)	-	$0.11

For the full year of 2014, the Company reported the following results, as compared to the same period in 2013:

Dollars in millions except per share amounts	2014	% of Sales	2013	% of Sales	Improvement/ (Decline)
Net Sales	$887	-	$843	-	$44
Gross Profit	$358	40%	$315	37%	$43
Operating Expenses	$327	37%	$326	39%	($1)
Operating Income/(Loss)	$31	4%	($11)	(1%)	$42
Other Income/(Expense)	($9)	(1%)	($3)	-	($6)
Net Income/(Loss)	$16	2%	($19)	(2%)	$35
Earnings/(Loss) per share (Diluted)	$0.20	-	($0.31)	-	$0.51

"We are pleased with our results for 2014," commented Chip Brewer, President and Chief Executive Officer of Callaway Golf Company. "Notwithstanding challenging market conditions for the golf industry as a whole, we were able to grow sales, increase our market share and return to profitability for the first time since 2008 - a significant milestone for us in our turnaround. Our return to profitability has clearly benefitted from the many actions we have taken during the last few years to improve our operating efficiencies, as evidenced in part by our 300+ basis point improvement in gross margins in 2014. Also, our continued emphasis on cost management has allowed us to increase our investments in tour and marketing and still hold our operating expenses essentially flat with 2013. All in all, we are pleased with how our turnaround has progressed thus far."

"Looking forward, while the recent weakening of foreign currencies will adversely impact our 2015 GAAP results, we expect our underlying operational performance to continue to improve in 2015," continued Mr. Brewer. "Given the strength of our product line for 2015, which was well received at the recent PGA show in Orlando, and anticipated additional improvements in our operations, we expect for 2015 on a constant currency basis not only sales growth and market share gains, but also further improvements in gross margins and profitability. Golf is a momentum business and fortunately momentum is now on our side."

Business Outlook for 2015

Given the significant effects that the recent weakening of foreign currencies will have on the Company's GAAP results in 2015, the Company has provided guidance on both a GAAP and constant currency basis. The GAAP guidance is generally based upon a blend of current foreign currency exchange rates and the exchange rates at which the Company entered into hedge transactions. The Company's hedging program will mitigate but not eliminate the effects of future foreign currency rate changes and therefore any such future changes will affect the Company's GAAP guidance. The Company provided the following estimated full year results for 2015:

	2015 GAAP Estimate	2015 Constant Currency Estimate	2014 Actual
Net Sales	$855 - $880 million	$895 - $920 million	$887 million

The Company estimates that its 2015 net sales will decline 1% - 4% due to significant changes in foreign currency rates compared to 2014. On a constant currency basis, net sales are estimated to increase by approximately 1% - 4%. This growth is being driven by an estimated 5% - 6% growth in the Company's core channel business, partially offset by a change in product launch timing and a reduction in closeout sales compared to 2014.

	2015 GAAP Estimate	2015 Constant Currency Estimate	2014 Actual
Gross Margins	40.0%	42.5%	40.4%

The Company estimates that its 2015 gross margins as a percent of sales will be about the same as in 2014. On a constant currency basis, the Company estimates that gross margins will improve by 210 basis points as compared to 2014. This improvement is expected to result from continued supply chain improvements and a more favorable sales mix.

	2015 GAAP Estimate	2015 Constant Currency Estimate	2014 Actual
Operating Expenses	$335 million	$345 million	$327 million

The Company estimates that 2015 operating expenses will increase by 2% on a GAAP basis and by 6% on a constant currency basis. This anticipated increase, on a currency neutral basis, is primarily due to planned additional investment in marketing and tour as well as other normal annual cost increases, partially offset by the Company's continued focus on cost management.

	2015 GAAP Estimate	2015 Constant Currency Estimate	2014 Actual
Pre-tax income	($1) - $8 million	$29 - $38 million	$22 million

Due to the effects of changes in foreign currency rates, the Company estimates that its GAAP Pre-tax income will decrease despite anticipated improvement in operational performance. On a constant currency basis, the Company estimates that its pre-tax income will increase by 32% - 73% as compared to 2014. The Company estimates that its 2015 income tax provision will be approximately $7 million on both a GAAP and constant currency basis.

	2015 GAAP Estimate	2015 Constant Currency Estimate	2014 Actual
Earnings/(Loss) Per Share	($0.09) - $0.01	$0.28 - $0.38	$0.20

The Company estimates that its fully diluted earnings/loss per share will decline significantly - solely as a result of adverse changes in foreign currency exchange rates as compared to 2014. On a constant currency basis, the Company estimates that its earnings per share would increase by 40% - 90% due to the strength of its 2015 product line and the many operational improvements implemented over the last couple of years. The Company's 2015 earnings per share estimates assume a base of 79 million shares as compared to 78 million shares in 2014.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. PST today to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com. To listen to the call, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. PST on Thursday, February 5, 2015. The replay may be accessed through the Internet at www.callawaygolf.com.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable prior period. This impact is derived by taking the current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable prior period. It does not include any other effect of changes in foreign currency rates on the Company's results or business. For additional information concerning the effect of changes in foreign currency rates on the Company's 2015 forecast, see attached schedules.

Excluded Items. The Company presented certain of the Company's financial results excluding sales related to the Top-Flite and Ben Hogan brands or the products that were transitioned to a third party model, including apparel and footwear in certain regions.

Adjusted EBITDA. The Company provided information about its results, excluding interest, taxes, depreciation and amortization expenses, and impairment charges ("Adjusted EBITDA").

2013 Non-GAAP Information. Because the Company previously reported its 2013 results on a GAAP and Non-GAAP basis, the Company has included in the schedules to this release a reconciliation of such information for 2013.

The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period over period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business without regard to these items. The Company has provided reconciling information in the attached schedules.

Forward-Looking Statements: Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to the estimated 2015 sales, sales growth, gross margins, operating expenses, pre-tax income, and earnings/loss per share (or related share count), as well as the Company's recovery and future gross margins or profitability, the creation of shareholder value, future market share gains, market conditions, brand momentum, and improved operations or performance, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns including delays, difficulties, or increased costs in implementing the Company's turnaround strategy; consumer acceptance of and demand for the Company's products; the level of promotional activity in the marketplace; unfavorable weather conditions, future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including continued compliance with the terms of the Company's credit facility; delays, difficulties or increased costs in the supply of components needed to manufacture the Company's products or in manufacturing the Company's products; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company's products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2013 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf® and Odyssey® brands worldwide. For more information please visit www.callawaygolf.com.

Contacts:	Brad Holiday
Patrick Burke
(760) 931-1771
Callaway Golf Company
Consolidated Condensed Balance Sheets
(In thousands)
(Unaudited)

	December 31,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$ 37,635	$ 36,793
Accounts receivable, net	109,848	92,203
Inventories	207,229	263,492
Other current assets	29,321	29,115
Total current assets	384,033	421,603

Property, plant and equipment, net	58,093	71,341
Intangible assets, net	116,654	118,113
Other assets	66,031	52,806
Total assets	$ 624,811	$ 663,863

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 123,251	$ 157,120
Accrued employee compensation and benefits	37,386	31,585
Asset-based credit facility	15,235	25,660
Accrued warranty expense	5,607	6,406
Deferred taxes	26	-
Income tax liability	2,623	5,425
Total current liabilities	184,128	226,196

Long-term liabilities	149,149	153,048
Shareholders' equity	291,534	284,619
Total liabilities and shareholders' equity	$ 624,811	$ 663,863

Callaway Golf Company
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	December 31,
	2014	2013

Net sales	$ 134,606	$ 127,170
Cost of sales	97,690	97,909
Gross profit	36,916	29,261
Operating expenses:
Selling	49,445	46,645
General and administrative	18,203	19,461
Research and development	8,382	8,502
Total operating expenses	76,030	74,608
Loss from operations	(39,114)	(45,347)
Other expense, net	(445)	(3,494)
Loss before income taxes	(39,559)	(48,841)
Income tax provision	1,980	658
Net loss	$ (41,539)	$ (49,499)

Loss per common share:
Basic	($0.54)	($0.65)
Diluted	($0.54)	($0.65)
Weighted-average common shares outstanding:
Basic	77,582	76,358
Diluted	77,582	76,358

	Year Ended
	December 31,
	2014	2013

Net sales	$ 886,945	$ 842,801
Cost of sales	529,019	528,043
Gross profit	357,926	314,758
Operating expenses:
Selling	234,231	226,496
General and administrative	61,662	68,087
Research and development	31,285	30,937
Total operating expenses	327,178	325,520
Income (loss) from operations	30,748	(10,762)
Other expense, net	(9,109)	(2,560)
Income (loss) before income taxes	21,639	(13,322)
Income tax provision	5,631	5,599
Net income (loss)	16,008	(18,921)
Dividends on convertible preferred stock	-	3,332
Net income (loss) allocable to common shareholders	$ 16,008	$ (22,253)

Earnings (loss) per common share:
Basic	$0.21	($0.31)
Diluted	$0.20	($0.31)
Weighted-average common shares outstanding:
Basic	77,559	72,809
Diluted	78,385	72,809

Callaway Golf Company
Consolidated Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$ 16,008	$ (18,921)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	21,236	25,543
Deferred taxes, net	604	(2,309)
Non-cash share-based compensation	5,740	3,533
(Gain) loss on disposal of long-lived assets	(1,331)	2,242
Discount amortization on convertible notes	739	702
Changes in assets and liabilities	(6,116)	(19,739)
Net cash provided by (used in) operating activities	36,880	(8,949)

Cash flows from investing activities:
Capital expenditures	(10,753)	(13,038)
Proceeds from sale of property, plant and equipment	458	4,148
Investment in golf-related ventures	(13,072)	(13,637)
Other investing activities	(1,699)	-
Net cash used in investing activities	(25,066)	(22,527)

Cash flows from financing activities:
(Repayment of) proceeds from credit facilities, net	(10,425)	25,660
Exercise of stock options	2,291	1,652
Dividends paid	(3,105)	(5,599)
Acquisition of treasury stock	(1,006)	-
Credit facility amendment costs	(608)	-
Equity issuance costs	(7)	(341)
Other financing activities	(26)	(32)
Net cash (used in) provided by financing activities	(12,886)	21,340

Effect of exchange rate changes on cash	1,914	(5,074)
Net increase (decrease) in cash and cash equivalents	842	(15,210)
Cash and cash equivalents at beginning of period	36,793	52,003
Cash and cash equivalents at end of period	$ 37,635	$ 36,793

Callaway Golf Company
Consolidated Net Sales and Operating Segment Information and Non-GAAP Reconciliation
(In thousands)
(Unaudited)

	Net Sales by Product Category				Net Sales by Product Category
	Quarter Ended				Year Ended
	December 31,		Growth/(Decline)		December 31,		Growth/(Decline)
	2014	2013 (1)	Dollars	Percent	2014	2013 (1)	Dollars	Percent
Net sales:
Woods	$ 36,594	$ 30,361	$ 6,233	21%	$ 269,468	$ 249,809	$ 19,659	8%
Irons	38,327	30,078	8,249	27%	200,174	178,771	21,403	12%
Putters	9,021	14,324	(5,303)	-37%	81,161	87,787	(6,626)	-8%
Accessories and other	30,193	32,501	(2,308)	-7%	199,153	195,330	3,823	2%
Golf balls	20,471	19,906	565	3%	136,989	131,104	5,885	4%
	$ 134,606	$ 127,170	$ 7,436	6%	$ 886,945	$ 842,801	$ 44,144	5%

(1)The prior year amounts have been restated to reflect the Company's current year allocation methodology related to freight revenue and costs, certain discounts and other reserves not specific to a product type.

	Net Sales by Region						Net Sales by Region
						Constant Currency						Constant Currency
					Constant Currency	Excluding Businesses						Excluding Businesses
	Quarter Ended				Growth (Decline)	Sold or Transitioned	Year Ended				Constant Currency	Sold or Transitioned
	December 31,		Growth (Decline)		vs. 2013(1)	Growth (Decline) vs. 2013 (2)	December 31,		Growth		Growth vs. 2013(1)	Growth vs. 2013 (2)
	2014	2013	Dollars	Percent	Percent	Percent	2014	2013	Dollars	Percent	Percent	Percent
Net sales:
United States	$ 50,026	$ 50,335	$ (309)	-1%	-1%	-1%	$ 421,773	$ 401,478	$ 20,295	5%	5%	6%
Europe	19,352	16,535	2,817	17%	19%	31%	134,401	121,477	12,924	11%	4%	10%
Japan	38,555	32,177	6,378	20%	36%	36%	166,162	161,598	4,564	3%	12%	12%
Rest of Asia	15,749	17,363	(1,614)	-9%	-8%	-7%	89,602	84,073	5,529	7%	5%	5%
Other foreign countries	10,924	10,760	164	2%	9%	9%	75,007	74,175	832	1%	8%	9%
	$ 134,606	$ 127,170	$ 7,436	6%	11%	13%	$ 886,945	$ 842,801	$ 44,144	5%	7%	8%

(1)Calculated by applying 2013 exchange rates to 2014 reported sales in regions outside the U.S.
(2)Calculated by applying 2013 exchange rates to 2014 reported sales in regions outside the U.S. and excludes sales related to businesses sold or licensed.

	Operating Segment Information				Operating Segment Information
	Quarter Ended				Year Ended
	December 31,		Growth		December 31,		Growth/(Decline)
	2014	2013 (1)	Dollars	Percent	2014	2013 (1)	Dollars	Percent
Net sales:
Golf clubs	$ 114,135	$ 107,264	$ 6,871	6%	$ 749,956	$ 711,697	$ 38,259	5%
Golf balls	20,471	19,906	565	3%	136,989	131,104	5,885	4%
	$ 134,606	$ 127,170	$ 7,436	6%	$ 886,945	$ 842,801	$ 44,144	5%

Income before income taxes:
Golf clubs (2)	$ (27,032)	$ (31,231)	$ 4,199	13%	$ 50,891	$ 32,738	$ 18,153	55%
Golf balls (2)	(2,127)	(3,387)	1,260	37%	15,222	(3,472)	18,694	538%
Reconciling items (3)	(10,400)	(14,223)	3,823	27%	(44,474)	(42,588)	(1,886)	-4%
	$ (39,559)	$ (48,841)	$ 9,282	19%	$ 21,639	$ (13,322)	$ 34,961	262%

(1)The prior year amounts have been reclassed to reflect the Company's current year allocation methodology related to freight revenue and costs, certain discounts and other reserves not specific to a product type.

(2)In connection with the 2012 Cost Reduction Initiatives,  the Company's golf clubs and golf balls segments recognized pre-tax charges of $2.1 million and $2.3 million, respectively, during the quarter ended December 31, 2013, and $6.4 million and $7.0 million, respectively, during the year ended December 31, 2013.  There were no charges related to these initiatives in 2014.

(3)Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.

Callaway Golf Company
Supplemental Financial Information - Non-GAAP Information and Reconciliation
(In thousands, except per share data)
(Unaudited)

2013 Non-GAAP Reconciliation to GAAP Reported Results:
	Quarter Ended December 31,
	2013

	Non-GAAP Callaway Golf (1)	Cost Reduction Initiatives(1) (3)	Non-Cash Tax Adjustment(2)	Total as Reported
Net sales	$ 127,170	$ -	$ -	$ 127,170
Gross profit	33,036	(3,775)	-	29,261
% of sales	26%	-3%	n/a	23%
Operating expenses	72,880	1,728	-	74,608
Loss from operations	(39,844)	(5,503)	-	(45,347)
Other expense, net	(2,806)	(688)	-	(3,494)
Loss before income taxes	(42,650)	(6,191)	-	(48,841)
Income tax provision (benefit)	(16,420)	(2,383)	19,461	658
Net loss	(26,230)	(3,808)	(19,461)	(49,499)
Net loss allocable to common shareholders	$ (26,230)	$ (3,808)	$ (19,461)	$ (49,499)

Diluted loss per share:	$ (0.34)	$ (0.05)	$ (0.26)	$ (0.65)
Weighted-average shares outstanding:	76,358	76,358	76,358	76,358

(1) For comparative purposes, the Company applied an annualized statutory tax rate of 38.5% to derive non-GAAP results.
(2) Impact of applying statutory tax rate of 38.5% to non-GAAP results.

(3) Primarily includes costs associated with the reorganization of the Company's golf ball manufacturing supply chain and costs related to transitioning the Company's European apparel business to a third party model.

	Year Ended December 31,
	2013
	Non-GAAP Callaway Golf (1)	Cost Reduction Initiatives(1) (3)	Non-Cash Tax Adjustment (2)	Total as Reported
Net sales	$ 842,801	$ -	$ -	$ 842,801
Gross profit	325,907	(11,149)	-	314,758
% of sales	39%	-1%	n/a	37%
Operating expenses	320,801	4,719	-	325,520
Income from operations	5,106	(15,868)	-	(10,762)
Other expense, net	(1,872)	(688)	-	(2,560)
Income (loss) before income taxes	3,234	(16,556)	-	(13,322)
Income tax provision (benefit)	1,245	(6,374)	10,728	5,599
Net income (loss)	1,989	(10,182)	(10,728)	(18,921)
Dividends on convertible preferred stock	3,332	-	-	3,332
Net loss allocable to common shareholders	$ (1,343)	$ (10,182)	$ (10,728)	$ (22,253)

Diluted loss per share:	$ (0.02)	$ (0.14)	$ (0.15)	$ (0.31)
Weighted-average shares outstanding:	72,809	72,809	72,809	72,809

(1) For comparative purposes, the Company applied an annualized statutory tax rate of 38.5% to derive non-GAAP results.
(2) Impact of applying statutory tax rate of 38.5% to non-GAAP results.

(3) Includes costs associated with the reorganization of the Company's golf ball manufacturing supply chain, workforce reductions and costs related to transitioning the Company's European apparel business to a third party model.

	2014 Trailing Twelve Month EBITDA					2013 Trailing Twelve Month EBITDA
EBITDA:	Quarter Ended					Quarter Ended
	March 31,	June 30,	September 30,	December 31,		March 31,	June 30,	September 30,	December 31,
	2014	2014	2014	2014	Total	2013	2013	2013	2013	Total
Net income (loss)	$ 55,312	$ 3,369	$ (1,134)	$ (41,539)	$ 16,008	$ 41,660	$ 10,071	$ (21,153)	$ (49,499)	$ (18,921)
Interest expense, net	2,648	2,612	2,037	1,764	9,061	2,157	2,470	1,975	1,963	8,565
Income tax provision	1,474	1,873	304	1,980	5,631	2,469	1,435	1,037	658	5,599
Depreciation and amortization expense	5,697	5,460	5,222	4,857	21,236	6,956	6,472	6,265	5,850	25,543
EBITDA	$ 65,131	$ 13,314	$ 6,429	$ (32,938)	$ 51,936	$ 53,242	$ 20,448	$ (11,876)	$ (41,028)	$ 20,786

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